Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Fourth Quarter 2011 Earnings

Investor/Analyst Conference Call Scheduled for Tuesday, February 7 at 10:00 a.m. EST

ATLANTA, Monday, February 6, 2012 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $3.0 million, or $0.06 per diluted share, for the fourth quarter of 2011, compared to net income of $2.4 million, or $0.05 per diluted share, for the fourth quarter of 2010.

Net income available to common shareholders for the year ended December 31, 2011, was $19.3 million, or $0.38 per diluted share, compared to a net loss of $14.5 million, or a net loss of $0.30 per diluted share, for the year ended December 31, 2010.

The Company’s net income (loss) available to common shareholders for the three months and year ended December 31, 2011 included a $6.9 million loss on the early extinguishment of indebtedness.

The Company’s net income (loss) available to common shareholders for the year ended December 31, 2010 included non-cash impairment charges of approximately $40.6 million primarily relating to the Company’s condominium projects, offset by a net gain of $26.4 million related to the acquisition of all remaining interests in its Atlanta condominium project, adjacent land and infrastructure and the acquisition of the related construction loans.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the fourth quarter of 2011 was $20.9 million, or $0.40 per diluted share, compared to $21.1 million, or $0.43 per diluted share, for the fourth quarter of 2010. FFO for the fourth quarter of 2011 included the loss on the early extinguishment of indebtedness discussed above totaling $6.9 million, or $0.13 per diluted share.

FFO for the year ended December 31, 2011 was $93.7 million, or $1.83 per diluted share, compared to $59.3 million, or $1.21 per diluted share, for the year ended December 31, 2010. FFO for 2011 included costs related to the redemption of the Company’s Series B preferred stock as well as the loss on the early extinguishment of indebtedness discussed above, totaling a net reduction to FFO of $8.7 million, or $0.17 per diluted share. The Company’s reported FFO for 2010 included the non-cash impairment charges discussed above of $40.6 million, offset by the net gain discussed above totaling $26.4 million, resulting in total net charges included in FFO of $14.2 million, or $0.29 per diluted share.

Said Dave Stockert, the Company’s CEO and President, “Strong results in the fourth quarter capped a productive year for Post. Solid operating performance, investment activity and balance sheet management combined to produce substantial annual growth in revenues, earnings and dividends to shareholders. We currently expect favorable apartment market conditions to continue through the upcoming year.”

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 46 mature (same store) communities, containing 16,688 apartment units, was 96.1% and 95.1% for the fourth quarter of 2011 and 2010, respectively.

Total revenues for the mature communities increased 7.4% and total operating expenses increased 3.1% during the fourth quarter of 2011, compared to the fourth quarter of 2010, resulting in a 10.1% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 5.8% during the fourth quarter of 2011, compared to the fourth quarter of 2010.

On a sequential basis, total revenues for the mature communities remained flat and total operating expenses decreased 8.5%, producing a 5.6% increase in same store NOI for the fourth quarter of 2011, compared to the third quarter of 2011. On a sequential basis, the average monthly rental rate per unit increased 1.4%. For the fourth quarter of 2011, average economic occupancy at the mature communities was 96.1%, compared to 96.7% for the third quarter of 2011.

For the year ended December 31, 2011, average economic occupancy at the Company’s mature communities was 95.9%, compared to 95.2% for the year ended December 31, 2010.

Total revenues for the mature communities increased 5.6% and total operating expenses increased 0.6% during 2011, compared to 2010, resulting in a 9.1% increase in same store NOI. The average monthly rental rate per unit increased 4.2% for 2011, compared to 2010.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development and Acquisition Activity

In the aggregate, the Company has 1,568 units in five apartment communities, and approximately 37,567 square feet of retail space, under development with a total estimated cost of $272.1 million.

In December 2011, the Company acquired Post Katy Trail™, a 227-unit apartment community located in Uptown Dallas, Texas for a purchase price of $48.5 million. The community was completed in 2010, and also includes 9,080 square feet of retail space that is 100% leased.

Financing Activity

Recent Financing Activity

In December 2011, the Company used $135 million of borrowings under its revolving credit facility and available cash to finance the prepayment of $184.7 million of secured mortgage debt as well as the payment of related prepayment premiums. As a result, the Company recorded a loss on early extinguishment of indebtedness of $6.9 million in the fourth quarter of 2011 related to the prepayment premiums and the write-off of unamortized deferred financing costs.

On January 19, 2012, the Company announced the refinancing of its $330 million unsecured lines of credit for an initial four-year term maturing in January 2016, with a one-year extension option. The refinancing reduced the current stated interest rate from the London Interbank Offered Rate (LIBOR) plus 2.30%, to LIBOR plus 1.40%. The current stated annual facility fee was also reduced from 0.45% to 0.30% of the aggregate loan commitments.

On that same date, the Company also announced that it had entered into a new $300 million unsecured bank term loan facility with an initial six-year term maturing in January 2018, with two six-month extension options. The Company borrowed $100 million on this term loan facility at closing and has $200 million of additional borrowing availability through July 17, 2012. The term loan facility has a current stated interest rate of LIBOR plus 1.90% and requires the payment of unused commitment fees equal to 0.25% of the aggregate undrawn loan commitments through July 17, 2012. The Company separately entered into interest rate swap agreements to fix the variable interest cost associated with this term loan facility, resulting in an initial effective average fixed interest rate, once fully drawn, of approximately 3.44%.

The $100 million borrowed under the new term loan facility at closing was used to pay down a portion of the outstanding balance under the revolving credit facility and to pay related fees and expenses. The remaining $200 million available under the term loan facility is available to be used for general business purposes, including the repayment of approximately $95.7 million of 5.45% senior unsecured notes that mature in June 2012 and approximately $53.7 million of 5.50% secured mortgage notes that become open for prepayment at par in October 2012.

The Company also announced today that on January 31, 2012 the 35%-owned joint venture which owns the Post Massachusetts Avenue™ apartment community refinanced its existing $50.5 million secured mortgage loan with a new $51.0 million seven-year secured mortgage loan. The new mortgage loan requires monthly interest-only payments at a fixed rate of 3.50% per annum and matures in February 2019. The loan is prepayable without penalty beginning in February 2017.

Leverage, Line and Term Loan Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 36.7% at December 31, 2011.

As of February 2, 2012, the Company had cash and cash equivalents of $5.7 million. The Company had $40.0 million of outstanding borrowings and had letters of credit totaling $0.6 million under its combined $330 million unsecured lines of credit. The Company also had available future borrowing capacity of $200 million under the term loan discussed above.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Activity

The Company has an at-the-market common equity program for the sale of up to 4 million shares of common stock. The Company expects to use this program as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds. During the fourth quarter of 2011, the Company sold 1,087,200 shares, at an average gross price per share of $41.29, producing net proceeds of $43.9 million. During 2011, the Company sold 3,408,687 shares, at an average gross price per share of $40.67, producing net proceeds of $135.7 million. The Company has approximately 550,000 shares remaining for issuance under this program.

Condominium Activity

During the fourth quarter of 2011, the Company closed 14 condominium units at its Austin and Atlanta condominium projects for aggregate gross revenue of $11.5 million. As of February 2, 2012, the Company has, in the aggregate, closed 119 units at the Austin and Atlanta condominium projects and had 15 units under contract. There can be no assurance that condominium units under contract will close.

The Company recognized net gains in FFO of $0.8 million, or $0.015 per diluted share, from condominium sales activities during the fourth quarter of 2011, compared to $3.8 million, excluding impairment charges, or $0.08 per diluted share, during the fourth quarter of 2010. The Company recognized net gains in FFO of $9.5 million, or $0.19 per diluted share, from condominium activities during 2011, compared to $5.9 million, excluding impairment charges, or $0.12 per diluted share, during 2010.

2012 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO for the full year 2012 will be in the range set forth below. The table below also reflects anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before Condo FFO (for purposes of this discussion, “Core FFO”).

Current Outlook
Core FFO	$2.04 - $2.14
Condo FFO	$0.08 - $0.14
FFO	$2.12 - $2.28

Same Store Assumptions	Current Outlook
Revenue	5.25% - 6.25%
Operating expenses	3.75% - 4.75%
Net operating income (NOI)	5.60% - 7.80%

The above estimates of FFO are also based on the following assumptions:

•

Weighted average diluted shares of approximately 54.5 million for the full year 2012, compared to 51.1 million for the fully year 2011, based in part on the assumption that the Company will continue to utilize its at-the-market common equity sales program to proportionately fund investment activities during 2012;

•

Net operating deficits (excluding the impact of interest expense) of approximately $0.02 per diluted share at the midpoint of the Company’s estimated FFO range relating to the lease up of new development projects expected to start in the second quarter of 2012;

•	Development starts totaling $75 million to $80 million in 2012;

•	Interest capitalized to development projects expected to increase approximately $0.05 per diluted share, based on projected construction expenditures of approximately $140 million in 2012;

•	Interest expense (net of amounts capitalized to development projects) is expected to decrease meaningfully in 2012, compared to 2011, based in large part on the following capital activities:

–	$184.7 million of 6.09% secured debt prepaid in December 2011,

–

$300.0 million of borrowings on the Company’s new unsecured bank term loan facility (discussed further above) through July 17, 2012, at an effective average fixed rate of approximately 3.44%, when fully drawn,

–	$95.7 million of 5.45% unsecured debt repaid at maturity in June 2012, and

–	$53.7 million of 5.50% secured debt prepaid at par in October 2012

•

In the aggregate, general and administrative expenses, corporate property management expenses and investment and development expenses (net of amounts capitalized to development projects) are projected to increase only modestly in 2012, compared to 2011; and

•

Decreases in other income items (specifically, tax increment financing interest and technology investment gains that were realized in 2011) are expected to cause miscellaneous income to decline by approximately $0.03 per share in 2012.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, February 7, at 10:00 a.m. ET. The telephone numbers are 800-316-8317 for US and Canada callers and 719-325-2439 for international callers. The access code is 3271406 The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, February 7, and will be available until Monday, February 13, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 3271406. A replay of the call also will be archived on Post’s website under For Investors/Audio Archives.

About Post

Post Properties, founded 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 21,658 apartment units in 58 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,568 apartment units in five communities currently under development. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding apartment market conditions, expectations regarding use of proceeds from refinancing, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses, net operating income, net operating deficits from lease-up properties, interest capitalized to development projects, interest expense, number of diluted shares, condominium profits and underlying assumptions, charges and overhead expenses, anticipated development activities (including projected construction expenditures and timing), expectations regarding the for-sale condominium business and the timing, sales pace and closing volumes of condominium homes, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequent filings with the SEC; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects on the financial markets of the economic stabilization actions of the U.S government, U.S. Treasury, Federal Reserve and other governmental and regulatory bodies; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to renew leases or relet units as leases

(expire; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
OPERATING DATA
Revenues from continuing operations	$77,749	$72,269	$305,316	$285,138
Net income (loss) available to common shareholders	$2,979	$2,441	$19,254	$(14,507)
Funds from operations available to common shareholders and unitholders (Table 1)	$20,911	$21,120	$93,664	$59,264

Weighted average shares outstanding - diluted	52,435	48,907	50,808	48,483
Weighted average shares and units outstanding - diluted	52,592	49,077	50,972	48,655

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders	$0.06	$0.05	$0.38	$(0.30)

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.40	$0.43	$1.83	$1.21
Dividends declared	$0.22	$0.20	$0.84	$0.80

1)

Funds from operations per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 359 and 315 for the three months and 388 and 149 for the years ended December 31, 2011 and 2010, respectively. The dilutive securities for the year ended December 31, 2010 were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for this period under GAAP. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 162 and 211 for the three months and 162 and 206 for the years ended December 31, 2011 and 2010, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income (loss) per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net income (loss) available to common shareholders	$2,979	$2,441	$19,254	$(14,507)
Noncontrolling interests - Operating Partnership	8	9	62	(51)
Depreciation on consolidated real estate assets, net	18,538	18,313	73,878	72,663
Depreciation on real estate assets held in unconsolidated entities	363	357	1,447	1,422
Gains on sales of condominiums	(1,757)	(3,842)	(10,514)	(6,161)
Incremental gains on condominium sales	780	3,842	9,537	5,898

Funds from operations available to common shareholders and unitholders	$20,911	$21,120	$93,664	$59,264

Funds from operations - per share and unit - diluted (1)	$0.40	$0.43	$1.83	$1.21

Weighted average shares and units outstanding - diluted (1)	52,754	49,288	51,134	49,010

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 359 and 315 for the three months and 388 and 149 for the years ended December 31, 2011 and 2010, respectively. The dilutive securities for the year ended December 31, 2010 were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for this period under GAAP. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 162 and 211 for the three months and 162 and 206 for the years ended December 31, 2011 and 2010, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income (loss) per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Year ended
	December 31, 2011	December 31, 2010	September 30, 2011	December 31, 2011	December 31, 2010
Total same store NOI	$42,391	$38,511	$40,130	$159,545	$146,172
Property NOI from other operating segments	3,157	2,526	3,621	12,443	6,593

Consolidated property NOI	45,548	41,037	43,751	171,988	152,765

Add (subtract):
Interest income	39	86	374	1,021	841
Other revenues	232	218	243	918	995
Depreciation	(18,880)	(18,760)	(18,823)	(75,263)	(74,497)
Interest expense	(13,672)	(15,793)	(14,207)	(56,791)	(54,613)
Amortization of deferred financing costs	(712)	(890)	(717)	(2,797)	(2,987)
General and administrative	(3,768)	(3,873)	(3,970)	(16,100)	(16,443)
Investment and development	(148)	(566)	(239)	(1,161)	(2,415)
Other investment costs	(157)	(589)	(329)	(1,435)	(2,417)
Impairment losses	—	—	—	—	(35,091)
Gains on condominium sales activities, net	1,757	3,842	2,581	10,514	6,161
Equity in income of unconsolidated real estate entities, net	211	185	235	1,001	18,739
Other income (expense), net	389	(603)	(71)	619	(874)
Net gain (loss) on extinguishment of indebtedness	(6,919)	—	—	(6,919)	2,845

Net income (loss)	$3,920	$4,294	$8,828	$25,595	$(6,991)

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q4 ‘11 vs. Q4 ‘10 % Change	Q4 ‘11 vs. Q3 ‘11 % Change	Q4 ‘11 % Same Store NOI
	December 31, 2011	December 31, 2010	September 30, 2011
Rental and other revenues
Atlanta	$19,688	$18,236	$19,655	8.0%	0.2%
Washington, D.C.	10,867	10,408	11,033	4.4%	(1.5)%
Dallas	12,748	11,739	12,845	8.6%	(0.8)%
Tampa	8,314	7,768	8,226	7.0%	1.1%
Charlotte	4,618	4,211	4,594	9.7%	0.5%
New York	3,585	3,452	3,580	3.9%	0.1%
Houston	3,189	2,906	3,135	9.7%	1.7%
Orlando	2,592	2,433	2,584	6.5%	0.3%
Austin	1,343	1,181	1,321	13.7%	1.7%

Total rental and other revenues	66,944	62,334	66,973	7.4%	(0.0)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	7,579	7,240	7,963	4.7%	(4.8)%
Washington, D.C.	3,161	3,383	3,681	(6.6)%	(14.1)%
Dallas	5,196	4,856	5,765	7.0%	(9.9)%
Tampa	2,998	2,734	3,153	9.7%	(4.9)%
Charlotte	1,481	1,552	1,730	(4.6)%	(14.4)%
New York	1,454	1,545	1,561	(5.9)%	(6.9)%
Houston	1,237	1,142	1,388	8.3%	(10.9)%
Orlando	923	883	1,029	4.5%	(10.3)%
Austin	524	488	573	7.4%	(8.6)%

Total	24,553	23,823	26,843	3.1%	(8.5)%

Net operating income
Atlanta	12,109	10,996	11,692	10.1%	3.6%	28.6%
Washington, D.C.	7,706	7,025	7,352	9.7%	4.8%	18.2%
Dallas	7,552	6,883	7,080	9.7%	6.7%	17.8%
Tampa	5,316	5,034	5,073	5.6%	4.8%	12.6%
Charlotte	3,137	2,659	2,864	18.0%	9.5%	7.4%
New York	2,131	1,907	2,019	11.7%	5.5%	5.0%
Houston	1,952	1,764	1,747	10.7%	11.7%	4.6%
Orlando	1,669	1,550	1,555	7.7%	7.3%	3.9%
Austin	819	693	748	18.2%	9.5%	1.9%

Total same store NOI	$42,391	$38,511	$40,130	10.1%	5.6%	100.0%

Average rental rate per unit
Atlanta	$1,155	$1,085	$1,139	6.5%	1.4%
Washington, D.C.	1,883	1,826	1,876	3.1%	0.4%
Dallas	1,103	1,035	1,083	6.6%	1.8%
Tampa	1,281	1,197	1,260	7.0%	1.7%
Charlotte	1,091	1,008	1,071	8.2%	1.9%
New York	3,749	3,660	3,715	2.4%	0.9%
Houston	1,236	1,172	1,218	5.5%	1.4%
Orlando	1,405	1,322	1,383	6.3%	1.6%
Austin	1,414	1,294	1,375	9.3%	2.8%
Total average rental rate per unit	1,307	1,235	1,289	5.8%	1.4%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Year ended		% Change
	December 31, 2011	December 31, 2010
Rental and other revenues
Atlanta	$76,782	$72,479	5.9%
Washington, D.C.	43,013	41,406	3.9%
Dallas	49,905	46,765	6.7%
Tampa	32,514	30,965	5.0%
Charlotte	17,919	16,816	6.6%
New York	14,098	13,525	4.2%
Houston	12,306	11,546	6.6%
Orlando	10,167	9,565	6.3%
Austin	5,150	4,789	7.5%

Total rental and other revenues	261,854	247,856	5.6%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	31,259	30,880	1.2%
Washington, D.C.	13,239	14,566	(9.1)%
Dallas	21,660	20,998	3.2%
Tampa	12,202	11,701	4.3%
Charlotte	6,549	6,741	(2.8)%
New York	6,086	5,861	3.8%
Houston	5,213	4,996	4.3%
Orlando	3,935	3,844	2.4%
Austin	2,166	2,097	3.3%

Total	102,309	101,684	0.6%

Net operating income
Atlanta	45,523	41,599	9.4%
Washington, D.C.	29,774	26,840	10.9%
Dallas	28,245	25,767	9.6%
Tampa	20,312	19,264	5.4%
Charlotte	11,370	10,075	12.9%
New York	8,012	7,664	4.5%
Houston	7,093	6,550	8.3%
Orlando	6,232	5,721	8.9%
Austin	2,984	2,692	10.8%

Total same store NOI	$159,545	$146,172	9.1%

Average rental rate per unit
Atlanta	$1,124	$1,074	4.7%
Washington, D.C.	1,860	1,800	3.3%
Dallas	1,072	1,029	4.2%
Tampa	1,243	1,184	5.0%
Charlotte	1,055	1,011	4.4%
New York	3,705	3,617	2.4%
Houston	1,205	1,181	2.0%
Orlando	1,370	1,298	5.5%
Austin	1,353	1,284	5.4%
Total average rental rate per unit	1,275	1,224	4.2%

Table 4

Computation of Debt Ratios

(In thousands)

	As of December 31,
	2011	2010
Total real estate assets per balance sheet	$2,075,517	$2,042,375
Plus:
Company share of real estate assets held in unconsolidated entities	70,065	71,306
Company share of accumulated depreciation - assets held in unconsolidated entities	12,573	10,908
Accumulated depreciation per balance sheet	767,017	692,514

Total undepreciated real estate assets (A)	$2,925,172	$2,817,103

Total debt per balance sheet	$970,443	$1,033,249
Plus:
Company share of third party debt held in unconsolidated entities	59,601	59,601

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,030,044	$1,092,850

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	35.2%	38.8%

Total debt per balance sheet	$970,443	$1,033,249
Plus:
Company share of third party debt held in unconsolidated entities	59,601	59,601
Preferred shares at liquidation value	43,392	92,963

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,073,436	$1,185,813

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	36.7%	42.1%